Exhibit 10.3

FIRST AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of June 23, 2022, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, VA 22314, as collateral agent (in its individual capacity, “Oxford”; and in its capacity as collateral agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), SUTRO BIOPHARMA, INC., a Delaware corporation with offices located at 111 Oyster Point Boulevard, South San Francisco, CA 94080 (“Borrower”).

Recitals

WHEREAS, Collateral Agent, Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of February 28, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

WHEREAS, Borrower has requested that Collateral Agent and the Lenders make certain revisions to the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

WHEREAS, although the Lenders and Collateral Agent are under no obligation to do so, the Lenders and Collateral Agent have agreed to make certain revisions to the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below; and

WHEREAS, in connection with the foregoing, Borrower, the Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, the Lenders and Collateral Agent hereby agree as follows:

1.
Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.
2.
Amendments.
2.1
Section 6.10 of the Loan Agreement is hereby amended and restated as follows:

“6.10 Financial Covenant. Borrower shall at all times maintain unrestricted cash and/or Cash Equivalents in a minimum aggregate amount of $10,000,000 in accounts which are subject to a Control Agreement in favor of Collateral Agent.”

2.2
Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

“(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and

Default), 6.10 (Financial Covenant), 6.12 (Creation/Acquisition of Subsidiaries) or 6.13 (Further Assurances) or Borrower violates any covenant in Section 7; or”

2.3
Section 10 of the Loan Agreement is hereby amended and restated as follows:

“10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission; (c) upon delivery, when sent by email mail, (d) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (e) when delivered, if hand‑delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Sutro Biopharma, Inc. 111 Oyster Point Boulevard South San Francisco, CA 94080 Attn: General Counsel Email: legal@sutrobio.com

with a copy (which shall not constitute notice) to:	Fenwick & West LLP 1191 Second Ave, 10th Floor Seattle, WA 98101 Attn: Amanda Rose Fax: (415) 281-1350 Email: arose@fenwick.com

If to Collateral Agent or the Lenders:	OXFORD FINANCE LLC 115 South Union Street Suite 300 Alexandria, VA 22314 Attention: Legal Department Fax: (703) 519‑5225 Email: LegalDepartment@oxfordfinance.com

with a copy to	SILICON VALLEY BANK 3003 Tasman Drive Santa Clara, CA 95054 Attn: Peter Sletteland Email: PSletteland@svb.com

with a copy (which shall not constitute notice) to:	Troutman Pepper Hamilton Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 Attn: Charles Charpentier Fax: (202) 274-2994 Email: charles.charpentier@troutman.com

”

2.4
Section 13.1 of the Loan Agreement is hereby amended by amending and restating in its entirety the following definition therein:

“Permitted Assignment” means an assignment (i) to Celgene Corporation by Borrower, or any of its Subsidiaries, of the composition of matter, methods of use, and formulation of each Nominated Development Candidate (as defined in the Collaboration Agreement) and corresponding Licensed Product (as defined in the Collaboration Agreement); provided that (a) in no event shall the foregoing include any SUTRO IP (as defined in the Collaboration Agreement); and (b) all upfront payments, milestone payments or other proceeds arising from the assignment that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement; (ii) to Merck Sharp & Dohme Corp. pursuant to the Merck Collaboration Agreement; provided that (a) in no event shall the foregoing include any of Borrower’s, or any of its Subsidiaries’ background Intellectual Property and/or core technology (as such terms are defined in such license and/or collaboration agreement); and (b) all upfront payments, milestone payments or other proceeds arising from the assignment that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement; (iii) to Merck KGaA pursuant to the EMD License Agreement; provided that (a) in no event shall the foregoing include any of Borrower’s, or any of its Subsidiaries’ background Intellectual Property and/or core technology (as such terms are defined in such license and/or collaboration agreement); and (b) all upfront payments, milestone payments or other proceeds arising from the assignment that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement; (iv) to Astellas Pharma Inc. pursuant to the Astellas Agreement; provided that (a) in no event shall the foregoing include any of Borrower’s, or any of its Subsidiaries’ background Intellectual Property and/or core technology (as such terms are to be defined in such license and/or collaboration agreement); and (b) all upfront payments, milestone payments or other proceeds arising from the assignment that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement; and (v) to a third party (other than Celgene Corporation, Merck Sharp & Dohme Corp., Merck KGaA, or Astellas Pharma Inc.) by Borrower, or any of its Subsidiaries, of the composition of matter, methods of use, and formulation of any protein drug, antibody, antibody fragment, or antibody-drug conjugate identified as a development candidate or licensed product, in connection with such license and/or collaboration agreement with such third party; provided that (a) in no event shall the foregoing include any of Borrower’s, or any of its Subsidiaries’ background Intellectual Property and/or core technology (as such terms are to be defined in such license and/or collaboration agreement); and (b) all upfront payments, milestone payments or other proceeds arising from the assignment that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement. In order for an assignment under the preceding sub-clause (iv) to meet the requirements of a “Permitted Assignment”, Borrower shall obtain Collateral Agent’s and the Required Lenders’ prior written approval (such approval shall be in Collateral Agent’s or the Required Lenders’ sole but reasonable discretion) of (A) the proposed definitive license and/or collaboration agreement evidencing the final material terms of such assignment, or (B) in the event such assignment relates to a protein drug, antibody, antibody fragment, or antibody-drug conjugate or other candidate to be identified as part of a discovery program conducted by Borrower pursuant to a licensing and/or collaboration agreement with such third party, the proposed final term sheet for such license and/or collaboration, provided that the final definitive license and/or collaboration agreement is consistent in all material respects with such term sheet.

“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, (B) non‑exclusive and exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property; (iii) in the case of any exclusive license, (x) Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to Collateral Agent and the Lenders and delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the exclusive license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property but may be exclusive in respects other than territory and may be exclusive as to territory only as to discrete geographical areas outside of the United States; and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement, (C) licenses to (I) Celgene Corporation pursuant to the Collaboration Agreement, (II) Merck Sharp & Dohme Corp. pursuant to the Merck Collaboration Agreement, (III) Merck KGaA pursuant to the EMD License Agreement, (IV) Vaxcyte, Inc. (formerly SutroVax, Inc.) pursuant to the Vaxcyte Agreement; (V) to Tasly Biopharmaceuticals Co., Ltd. pursuant to the License Agreement dated as of December 24, 2021, as amended April 18, 2022; (VI) to BioNova Pharmaceuticals Limited pursuant to the Option and License Agreement dated as of

October 9, 2021; and (VII) to Astellas Pharma Inc. pursuant to the Astellas Agreement; provided, that, with respect to each such license described in clause (C), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) such license could not result in a legal transfer of title of the licensed property (other than with respect to any Permitted Assignment); and (iii) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement, and (D) licenses to any third party of any protein drug, antibody, antibody fragment or antibody-drug conjugate or other candidate, provided, that, with respect to each such license described in clause (D), (i) no Event of Default has occurred or is continuing at the time of such license; (ii) the license constitutes an arms‑length transaction, the terms of which, on their face, do not provide for a sale or assignment of the applicable candidate (or any Intellectual Property associated therewith), other than with respect to any Permitted Assignment; (iii) (x) Borrower delivers to Collateral Agent and the Lenders copies of the final executed licensing documents in connection with the license promptly upon consummation thereof, and (y) any such license could not result in a legal transfer of title of the licensed property (other than with respect to any Permitted Assignment); and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Control Agreement. In order for a license under the preceding clause (D) to meet the requirements of a “Permitted License”, Borrower shall obtain Collateral Agent’s and the Required Lenders’ prior written approval (such approval shall be in Collateral Agent’s or the Required Lenders’ sole but reasonable discretion) of (1) the proposed definitive license and/or collaboration agreement evidencing the final material terms of such license, or (2) in the event such license relates to a protein drug, antibody, antibody fragment, or antibody-drug conjugate to be identified as part of a discovery program conducted by Borrower pursuant to a licensing and/or collaboration agreement with such third party, the proposed final term sheet for such license and/or collaboration, provided that the final definitive license and/or collaboration agreement is consistent in all material respects with such term sheet.

1.1
Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order therein:

“Astellas Agreement” means that certain License and Collaboration Agreement to be entered into by Borrower and Astellas Pharma Inc. after the date hereof; provided that such agreement is in substantially the form provided to Collateral Agent on or prior to the date hereof.

“Vaxcyte Agreement” means that certain Amended and Restated Vaxcyte Agreement entered into by the Borrower and Vaxcyte, Inc. (formerly SutroVax, Inc.) as of October 12, 2015.

1.2
Section 13.1 of the Loan Agreement is hereby amended by deleting in its entirety the following definition therein:

“SutroVax Agreement” means that certain Amended and Restated SutroVax Agreement entered into by the Borrower and SutroVax, Inc. as of October 12, 2015.

3.
Limitation of Amendment.
3.1
The amendments set forth in Section 2 above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Collateral Agent or any Lender or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.
3.2
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.
Representations and Warranties. To induce Collateral Agent and the Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:
4.1
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2
Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3
The Restated Certificate of Incorporation of the Borrower and Restated Bylaws of the Borrower filed as Exhibit 3.1 and Exhibit 3.2 to the Borrower’s Form 10-Q for the quarterly period ended September 30, 2018, filed with the SEC on November 14, 2018 are true, accurate and complete and have not been further amended, supplemented or restated and are and continue to be in full force and effect;
4.4
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6
The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7
This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.
Release by Borrower.

5.1 FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Collateral Agent and the Lenders and their present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

5.2 In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” (Emphasis added.)

5.3 By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Collateral Agent or any Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

5.4 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Collateral Agent and the Lenders to enter into this Amendment, and that Collateral Agent and the Lenders would not have done so but for Collateral Agent and the Lenders’ expectation that such release is valid and enforceable in all events.

5.5 Borrower hereby represents and warrants to Collateral Agent and the Lenders, and Collateral Agent and the Lenders are relying thereon, as follows:

(a) Except as expressly stated in this Agreement, neither Collateral Agent, the Lenders nor any agent, employee or representative of Collateral Agent or any Lender has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment are contractual and not a mere recital.

(d) This Amendment has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Amendment is signed freely, and without duress, by Borrower.

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Collateral Agent and the Lenders, defend and hold them harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

6.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
7.
Integration. Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.
8.
Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.
9.
Effectiveness. This Amendment shall be deemed effective upon:
(i)
the due execution and delivery to Collateral Agent and the Lenders of this Amendment by each party hereto; and

(ii)
Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited (or ACH’d) from any of Borrower’s accounts with the Lenders.

[Balance of Page Intentionally Left Blank]

In Witness Whereof, the parties hereto have caused this First Amendment to Loan and Security Agreement to be duly executed and delivered as of the date first set forth above.

BORROWER: SUTRO BIOPHARMA, INC. By /s/ William J. Newell Name: William J. Newell Title: Chief Executive Officer
COLLATERAL AGENT AND LENDER: OXFORD FINANCE LLC By: /s/ Joshua Friedman Name: Joshua Friedman Title: Chief Financial Officer

LENDER: SILICON VALLEY BANK By: /s/ Peter Sletteland Name: Peter Sletteland Title: Director

[Signature Page to First Amendment to Loan and Security Agreement]